                                                                    EXHIBIT 12.1

                                      TWE
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)

                                                      NINE MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                                    ----------------    ------------------------------------------
                                                     1998      1997      1997      1996      1995     1994    1993
                                                    ------    ------    ------    ------    ------    ----    ----
Earnings:
  Income before income taxes and extraordinary
     items.......................................   $  490    $  547    $  722    $  280    $  183    $201    $272
  Interest expense...............................      418       358       490       475       571     563     573
  Amortization of capitalized interest...........       11        32        48        36        33      25      19
  Portion of rents representative of an interest
     factor......................................       52        52        72        68        58      47      39
  Preferred stock dividend requirements of
     majority-owned subsidiaries.................       15        14        19        --        --      --      --
  Adjustment for partially-owned subsidiaries and
     50%-owned companies.........................      243       238       323       219       175      24      22
  Undistributed (earnings) losses of less than
     50%-owned companies.........................       37         1       (13)       21        76      58      14
                                                    ------    ------    ------    ------    ------    ----    ----
       Total earnings............................   $1,266    $1,242    $1,661    $1,099    $1,096    $918    $939
                                                    ------    ------    ------    ------    ------    ----    ----
                                                    ------    ------    ------    ------    ------    ----    ----
Fixed Charges:
  Interest expense...............................   $  418    $  358    $  490    $  475    $  571    $563    $573
  Capitalized interest...........................        3        32        33        39        33      25      20
  Portion of rents representative of an interest
     factor......................................       52        52        72        68        58      47      39
  Preferred stock dividend requirements of
     majority-owned subsidiaries.................       15        14        19        --        --      --      --
  Adjustment for partially-owned subsidiaries and
     50%-owned companies.........................       45        14        22        22        27      24      22
                                                    ------    ------    ------    ------    ------    ----    ----
       Total fixed charges.......................   $  533    $  470    $  636    $  604    $  689    $659    $654
                                                    ------    ------    ------    ------    ------    ----    ----
                                                    ------    ------    ------    ------    ------    ----    ----
Ratio of earnings to fixed charges...............      2.4x      2.6x      2.6x      1.8x      1.6x    1.4x    1.4x
                                                    ------    ------    ------    ------    ------    ----    ----
                                                    ------    ------    ------    ------    ------    ----    ----
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